Dividend Capital Diversified Property Fund Inc. POS EX

Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value Calculation” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended March 31, 2016 of Dividend Capital Diversified Property Fund Inc., being incorporated by reference in the Registration Statement on Form S-3 (No. 333-162636) of Dividend Capital Diversified Property Fund Inc., and the related prospectus. We also hereby consent to the same information and the reference to our firm under the caption “Experts” being included in the prospectus related to the Registration Statement on Form S-11 (File No. 333-197767) of Dividend Capital Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

May 13, 2016